EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 8, 2024 with respect to the statements of condition including the related portfolio schedules of EAFE Select 20 Portfolio 2024-1, The Dow Jones Select Dividend Index Strategy Portfolio 2024-1, Select S&P Industrial Portfolio 2024-1, Select S&P Core Portfolio 2024-1, Global 45 Dividend Strategy Portfolio 2024-1 and Select 10 Industrial Portfolio 2024-1(included in Invesco Unit Trusts, Series 2337) as of January 8, 2024 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-275389) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
January 8, 2024